Exhibit 99.1

Nautilus, Inc. Reports Third Quarter 2010 Results

Improved consumer credit programs boost performance in the month of September

VANCOUVER, Wash., November 3, 2010 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the third quarter ended September 30, 2010. Continuing operations include the Company’s direct and retail businesses. The Company’s commercial business is reported as a discontinued operation. Unless otherwise indicated, all information regarding the Company’s operating results pertains to continuing operations. The Company expects to file its Form 10-Q for the quarter ended September 30, 2010 on or before November 15, 2010.

For the quarter ended September 30, 2010, the Company’s loss from continuing operations was $2.4 million, or $0.08 loss per share. Loss from continuing operations in the third quarter of 2009 was $1.5 million, or $0.05 per share. The Company reported net sales of $38.5 million in the third quarter of 2010, compared to $41.4 million in the third quarter of 2009.

Operating loss was $3.2 million for the third quarter 2010, compared to a loss of $2.8 million for the third quarter 2009. The third quarter 2010 operating loss was favorably impacted by the Company’s reduction in general & administrative and research & development expenses. The favorable impact of these lower operating expenses was more than offset by lower sales and reduced margins in the direct business. An improved performance in the direct business in the month of September, due in part to increased availability of consumer credit, was not sufficient to offset the weakness in July and August. Included in the third quarter 2009 loss from continuing operations are an asset impairment charge of $2.1 million related to an intangible asset of the Company’s retail business and $0.2 million of restructuring expenses.

Loss from discontinued operations, net of tax, in the third quarter of 2010 was $1.9 million, or $0.06 loss per share, compared to a loss of $22.9 million, or $0.75 loss per share, in the third quarter of 2009.

Net loss, including continuing and discontinued operations, in the third quarter 2010 was $4.3 million, or $0.14 loss per share, compared to a net loss of $24.4 million, or $0.80 loss per share, in the third quarter 2009.

As of September 30, 2010, the Company had cash and cash equivalents of $14.5 million. The Company had $0.8 million of assets of discontinued operations held for sale as of September 30, 2010.

Comparative net sales by segment:

Three Months Ended	Sept 30, 2010	Sept 30, 2009	$ Change	% Change
(thousands)
Direct	$21,504	$25,253	($3,749)	-14.8%
Retail	16,118	15,656	462	3.0%
Unallocated Corporate	852	522	330	63.2%

Net Sales	$38,474	$41,431	($2,957)	-7.1%

The Company’s third quarter 2010 net sales in its direct business declined compared to the third quarter of 2009, primarily due to a 35.2% year-over-year decrease in the average rate of credit approvals for the quarter by the Company’s consumer credit financing provider. As previously disclosed, the Company experienced considerable declines in approval rates from its prior provider and has replaced that program. The Company has experienced increased credit approval rates since implementation of its new consumer credit financing program with GE Money Bank in late August 2010, although approval rates have not yet returned to levels experienced during 2009.

In September, direct sales improved by 4.3% compared to September of 2009, while sales in July and August of 2010 were below those in the prior year. The Company continues to optimize its credit offerings and currently expects further incremental improvement in credit approval rates in the fourth quarter 2010 and in 2011.

Net sales in the Company’s retail business increased 3.0% in the third quarter of 2010, compared to the same period in 2009, primarily due to customer demand for its newly-redesigned fitness bikes and sales to new customers.

As previously announced, in response to lower credit approval rates earlier in the year the Company reduced advertising expenditures in its direct business pending improved availability of consumer credit. The Company expects to begin increasing advertising expenditures in the fourth quarter of 2010 and in 2011.

Comparative segment operating income (loss):

Three Months Ended	Sept 30, 2010	Sept 30, 2009	$ Change	% Change
(thousands)
Direct	($2,686)	$1,740	($4,426)	-254.4%
Retail	2,001	2,229	(228)	-10.2%
Unallocated Corporate	(2,540)	(6,791)	4,251	62.6%

Operating (Loss)	$(3,225)	$(2,822)	($403)	-14.3%

Consolidated gross profit margin in the third quarter 2010 was 43.2% of net sales, compared to 49.0% for the same period in 2009, reflecting reduced pricing on certain products. Gross profit margin in the direct business was 55.1% for the third quarter 2010, compared to 62.8% for the same period in 2009, primarily due to the Company’s test of market reaction to various levels of pricing in certain product lines. Gross profit margin in the retail business was 24.4% in the third quarter of 2010, compared to 26.6% in the third quarter of 2009, primarily due to lower pricing on excess treadmills the Company had in stock.

Operating expenses in the third quarter 2010 declined by 14.1% to $19.8 million, compared to $23.1 million in the third quarter of 2009. Operating expenses in 2009 included the previously mentioned $2.1 million asset impairment charge and $0.2 million of restructuring expenses.

For the nine months ended September 30, 2010, net sales were $114.8 million, compared to $135.6 million in the first nine months of 2009. Loss from continuing operations for the first nine months of 2010 was $11.8 million, or $0.38 loss per share, compared to a loss of $21.6 million, or $0.71 per share, for the first nine months of 2009. The loss for the first nine months of 2009 included a $2.1 million asset impairment charge and $14.0 million in restructuring expenses.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “We are pleased that sales and operating income in our retail business continued to grow and that our direct business began to show improvement in September of this year. During the third quarter we experienced improved response to our cardio product advertising. We believe that this improvement combined with new consumer credit offerings, and continued good demand for our retail offerings will enable us to take better advantage of the underlying demand for our products.”

Conference Call

Nautilus will host a conference call today, November 3, 2010 at 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 228-0603 in North America, and international listeners may call (303) 223-4399.

A telephonic playback will be available from 6:30 p.m. EDT, November 3, 2010, through 6:30 p.m. EST, November 17, 2010. Participants can dial (800) 633-8284 in North America, and international participants can dial (402) 977-9140 to hear the playback. The passcode is 21486049 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning management’s expectation of improvement in consumer credit approval rates and anticipated or possible improvements in direct sales and results of operations. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability and price of media time consistent with our cost and audience profile standards, our ability to continue to reduce operating costs, a further decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for our customers who finance their purchases, our ability to effectively develop, market and sell future products, the impact that delisting or potential delisting of our common stock from the New York Stock Exchange may have on our customer and supplier relationships and reputation, our ability to get foreign-sourced product through customs in a timely manner, our ability to protect our intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including our use of foreign manufacturers, government regulatory action and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$14,485	$7,289
Restricted cash	494	—
Trade receivables, net of allowances of $574 as of September 30, 2010 and $4,160 as of December 31, 2009	12,580	27,799
Inventories	11,015	13,119
Prepaids and other current assets	5,274	5,097
Income taxes receivable	624	13,178
Assets of discontinued operation held-for-sale	794	10,781

Total current assets	45,266	77,263
Restricted cash	—	4,933
Property, plant and equipment, net	4,560	8,042
Goodwill	2,848	2,794
Other intangible assets, net	19,290	20,838
Other assets	1,378	1,302

Total assets	$73,342	$115,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$18,807	$37,107
Accrued liabilities	7,745	10,744
Accrued warranty obligations, current portion	3,886	7,129
Deferred income tax liabilities	821	1,220

Total current liabilities	31,259	56,200
Long-term notes payable to a related party	5,009	—
Income taxes payable	3,015	2,866
Deferred income tax liabilities - non-current	1,341	754
Accrued warranty obligations - non-current	1,009	1,250
Other non-current liabilities	1,519	1,619

Total liabilities	43,152	62,689

Commitments and contingencies
Stockholders’ equity:
Common stock - no par value, 75,000 shares authorized, 30,744 shares issued and outstanding at September 30, 2010 and December 31, 2009	4,904	4,414
Retained earnings	18,334	41,136
Accumulated other comprehensive income	6,952	6,933

Total stockholders’ equity	30,190	52,483

Total liabilities and stockholders’ equity	$73,342	$115,172

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$38,474	$41,431	$114,760	$135,588
Cost of sales	21,856	21,150	61,708	65,194

Gross profit	16,618	20,281	53,052	70,394

Operating expenses:
Selling and marketing	14,347	14,278	47,935	53,202
General and administrative	4,797	5,240	14,750	18,587
Research and development	699	1,283	2,290	3,917
Restructuring	—	201	—	14,046
Asset impairment losses	—	2,101	—	2,101

Total operating expenses	19,843	23,103	64,975	91,853

Operating loss	(3,225)	(2,822)	(11,923)	(21,459)

Other income and expense:
Interest income	4	5	15	15
Interest expense	(9)	(4)	(9)	(152)
Other income	343	858	284	476

Total other income	338	859	290	339

Loss from continuing operations before income taxes	(2,887)	(1,963)	(11,633)	(21,120)
Income tax expense (benefit)	(489)	(440)	130	505

Loss from continuing operations	(2,398)	(1,523)	(11,763)	(21,625)
Discontinued operation:
Loss from discontinued operation	(1,728)	(23,538)	(10,778)	(37,936)
Income tax expense (benefit) from discontinued operation	180	(643)	261	(553)

Loss from discontinued operation, net of tax	(1,908)	(22,895)	(11,039)	(37,383)

Net loss	$(4,306)	$(24,418)	$(22,802)	$(59,008)

Loss per share from continuing operations:
Basic and diluted	$(0.08)	$(0.05)	$(0.38)	$(0.71)
Loss per share from discontinued operation:
Basic and diluted	$(0.06)	$(0.75)	$(0.36)	$(1.22)
Net loss per share:
Basic and diluted	$(0.14)	$(0.80)	$(0.74)	$(1.93)
Weighted average shares outstanding:
Basic and diluted	30,744	30,681	30,744	30,637

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100